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                                                                    EXHIBIT 99.1

CONTACTS:        Jeffrey T. Cook                          Roanne Kulakoff
                 President and CEO                        Lissa Perlman
                 Penford Corporation                      Kekst and Company
                 425-462-6000                             212-521-4800
                 jcook@penx.com

                                                          FOR IMMEDIATE RELEASE

                PENFORD CORPORATION TO ACQUIRE STARCH AUSTRALASIA
 -- ACQUISITION IMMEDIATELY ENHANCES PENFORD'S REVENUE AND EARNINGS OUTLOOK --

BELLEVUE, WA, August 29, 2000 -- Penford Corporation (Nasdaq: PENX), the leading producer of specialty starches in North America, today announced that it intends to acquire Starch Australasia Limited from Goodman Fielder Limited for approximately $58 million (USD) in cash. The transaction is expected to close by September 29, 2000 and is subject to customary closing conditions.

Starch Australasia is Australia's sole producer of maize starch products and a world leader in the research, development and commercialization of novel new starch-based products. Starch and starch-derived ingredients are used to enhance the functionality of packaged food products, as well as industrial applications.

Starch Australasia had fiscal 2000 revenues of approximately $70 million (USD) and employs approximately 300.

The acquisition of Starch Australasia will provide Penford with new opportunities to develop, manufacture and market specialty carbohydrate-based ingredient systems for its food, paper and textile customers. Specifically, Penford will gain additional high growth potential food grade starch products and expanded market access, as well as a regional platform for manufacturing specialty starches for the fast growing Asian paper industry.

Jeffrey T. Cook, President and Chief Executive Officer, said, "Penford continues to gain recognition as the leader in applying carbohydrate-based science to develop sophisticated ingredient systems that improve customers' products. The added capabilities from Starch Australasia will enhance our ability to further commercialize new specialty starches and value-added ingredient system formulations that provide convenient, natural and cost effective solutions for our customers.

"With the addition of Starch Australasia, Penford will have a worldwide food ingredients business with a comparable revenue base to our industrial ingredients business. Our food ingredient portfolio will now span almost the entire high value food grade corn ingredient spectrum, including waxy, high amylose and maltodextrins. The acquisition will also provide Penford with immediate entry into the emerging market for functional food ingredients, initially through patented Hi-maize resistant starch."

Resistant starches increasingly are being recognized for their dietary fiber benefits. In 1995, Hi-maize resistant starch was awarded the Australian Institute of Food Science and Technology's prestigious Food Industry Innovation Award. Hi-maize resistant starch is an ingredient in all McDonald's hamburger buns and muffins in Australia and is a key factor in the success of Australia's leading white bread.

"Overall, we see tremendous leverage on both sides of the Pacific by adding Starch Australasia's capabilities to Penford's leading North American position in providing natural-based ingredient systems to a growing food and industrial customer base," Mr. Cook concluded.

In addition to portfolio and market expansion opportunities, Penford was attracted to Starch Australasia for its experienced management team and strategic manufacturing sites. The acquisition includes three world-class manufacturing facilities, one in New Zealand and two in Australia, for processing specialty corn starches and wheat related products.

Penford intends to finance the acquisition through a new, $130 million credit facility from a syndicate of banks.

Penford Corporation develops, manufactures and markets specialty carbohydrate-based ingredient systems for various

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applications, including papermaking, textiles and food products.

This press release contains forward-looking statements concerning the acquisition of Starch Australasia and the future performance of the combined Company's specialty starch-based ingredient systems and products. There are a variety of factors which could cause actual events to differ materially from those projected in the forward-looking statements such as unforeseen difficulties of integrating the two businesses, decreases or delays in customer demand or orders, increased competition, decreases in market share, unfavorable changes in product mix, disappointments in product development efforts, interest rate and energy cost volatility, foreign exchange rate fluctuations and those listed in the Company's SEC reports, including the reports on Form 10-K for the year ended August 31, 1999.

For automated shareholder information, please call 888-317-2013.